Exhibit 10.8

Intracompany Transfer AGREEMENT

Intracompany Transfer AGREEMENT (this “Agreement”), dated as of February 12, 2025, by and among Envoy Mobility, Inc., a Nevada corporation, formerly known as Blink Mobility, LLC (“Mobility”), BlueLA Carsharing LLC, a California limited liability company (“BlueLA” and, together with Mobility, the “Asset Transferors”), and Envoy Technologies, Inc., a Delaware corporation ( “Envoy”). Mobility, BlueLA and Envoy are sometimes referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Blink Charging Co., a Nevada corporation (“Blink”), desires to reorganize the structure of its direct and indirect subsidiaries to consolidate all of the properties, assets, business and goodwill of its EV car-sharing business (the “Business”) into Envoy such that the business operations of Envoy will continue the historical Business operations of Mobility, BlueLA and Envoy Mobility NJ, LLC, a New Jersey limited liability company (“Envoy NJ”), in each case, from such entity’s formation to immediately prior to the execution of this Agreement; and

WHEREAS, in order to accomplish such reorganization:

(a) Mobility desires to transfer to Envoy all the right, title and interest of Mobility in and to any and all tangible and intangible assets, properties and rights of every kind and nature and wherever located which relate to or are used or held for use in connection with the operation of the Business, including, without limitation, those assets set forth on Schedule A hereto (the “Mobility Assets”), subject to related liabilities arising out of or relating to the Business (the “Mobility Liabilities”);

(b) BlueLA desires to transfer to Envoy all the right, title and interest of BlueLA in and to any and all tangible and intangible assets, properties and rights of every kind and nature and wherever located which relate to or are used or held for use in connection with the operation of the Business (other than the municipal Los Angeles car-sharing program of BlueLA, which has been discontinued), including, without limitation, those assets set forth on Schedule B hereto (the “BlueLA Assets”), subject to related liabilities arising out of or relating to the Business (the “BlueLA Liabilities” and, together with the Mobility Liabilities, the “Liabilities”); and

(c) Mobility desires to transfer to Envoy 100% of the issued and outstanding membership interests in Envoy NJ (the “Membership Interests”).

NOW, THEREFORE, in consideration of the terms and conditions set forth herein, the Parties, intending to be legally bound hereby, agrees as follows:

TRANSFER

1. Transfer of Assets to Envoy. Effective as of the date hereof, the Asset Transferors do hereby transfer, convey, assign and deliver to Envoy all of the respective right, title and interest of the Asset Transferors in and to the Assets to have and to hold all such Assets transferred, conveyed, assigned, and delivered to Envoy, its successors and assigns, to and for its and their use and benefit, forever. Nothing in this Agreement shall transfer to Envoy any responsibility or obligation whatsoever for any liability or obligation of the Asset Transferors of any nature whatsoever, whether presently in existence or arising hereafter, other than the Liabilities. It is expressly understood and agreed that the Assets and related Liabilities do not include (i) the municipal Los Angeles car-sharing program of BlueLA, which has been discontinued, and (ii) any oral or written employment agreements or benefit plans of the Asset Transferors.

2. Transfer of Membership Interests. Effective as of the date hereof, (a) Mobility does hereby (a) transfer, convey and assign to Envoy all of Mobility’s right, title and interest in and to the Membership Interests, (b) Envoy does hereby accept the assignment of the Membership Interests and (c) Envoy NJ hereby consents to the admission of Envoy as a member.

3. Non-Assignable Assets. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign any interest in any instrument, contract, lease or other agreement or arrangement or any claim, right or benefit, if an assignment without the consent of a third party would constitute a breach or violation thereof and would adversely affect a Party’s ability to convey the interest or impair the interest as conveyed to the applicable Party. Such required consents or waivers are referred to herein as “Required Consents.” If a Required Consent is not obtained on or prior to the date hereof, or if an attempted assignment would be ineffective or would affect a Party’s ability to convey the interest unimpaired, then such Party shall use commercially reasonable efforts to cooperate with the other Parties in any reasonable arrangement, including performance by either or both applicable Parties, as the case may be, as agent for the other, in order to cause such Party to receive the benefits of such interest, including but not limited to all revenue, accounts receivable and other cash flow under such interest, and to accept the burdens and perform the obligations, under any such instrument, contract, lease or other agreement or arrangement or any such claim, right or benefit all as of the date hereof; provided, however, that the Parties will continue to use their commercially reasonable efforts after the date hereof to obtain the applicable Required Consent. Any transfer or assignment to one Party by another Party of any interest under any such instrument, contract, lease or other agreement or arrangement or any such claim, right or benefit that requires the consent of a third party shall be made subject to such consent or approval being obtained. As and when such Assets become transferable, the Asset Transferors will transfer such Assets forthwith to Envoy.

4. Condition of Assets Transferred. All Assets that are goods (as such term is defined in the Uniform Commercial Code) are expressly agreed to be conveyed “As Is” and “With All Faults.” All assets that are inventory and other personal property are transferred as is, where is, in the condition thereof and subject to the state of title thereto, the rights of any parties in possession, and the rights of ownership of others therein, all without representations or warranties of any kind by the Asset Transferors or any person acting or purporting to act on their behalf.

5. Definition of Successor. Following the consummation of the transactions contemplated hereby, Envoy shall be deemed to be the “successor” to Mobility for purposes of the Agreement and Plan of Merger, dated as of April 18, 2023, by and among, Blink Mobility, LLC, Mobility Merger Sub Inc., Envoy, Fortis Advisors LLC and Blink Charging Co. Envoy will continue operating its business on the same basis as when the Business was historically operated by Mobility, BlueLA and Envoy NJ.

6. Further Assurances. In order to effect the assignment of assets and assumption of liabilities contemplated by Sections 1 and 2 of this Agreement in an orderly manner, the Parties shall, following the date hereof, execute, deliver, acknowledge and file such other documents and take such further actions as may be reasonably requested from time to time by the other Parties to give effect to and carry out the transactions contemplated herein.

7. Dispute Resolution. In the event of any dispute as to the identity or existence of Assets or Liabilities relating to the operation of the Business, the determination of Blink shall be final, conclusive and binding upon the Parties and all others claiming rights in or with respect to the Assets and Liabilities.

2

8. Binding Effect. This Agreement shall bind and shall inure to the benefit of the Parties and their respective successors and assigns.

9. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof to the extent that the application of the laws of another jurisdiction would be required thereby.

10. Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous written or oral understandings, agreements, representations, and warranties with respect to such subject matter.

11. Amendment. The Parties may not amend this Agreement other than by a written document executed by the Parties.

12. Severability. The invalidity, illegality, or unenforceability of any provision herein does not affect any other provision herein or the validity, legality, or enforceability of such provision in any other jurisdiction.

13. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

[Signature page on next page]

3

IN WITNESS WHEREOF, the Parties have executed this Intracompany Transfer Agreement as of the date set forth above.

MOBILITY:

Envoy Mobility, Inc.

By:	/s/ Michael Battaglia
Name:	Michael Battaglia

BLUELA:

BlueLA Carsharing LLC

By:	/s/ Aviv Hillo
Name:	Aviv Hillo

ENVOY:

Envoy Technologies, Inc.

By:	/s/ Aric Ohana
Name:	Aric Ohana

Schedule A

Mobility Assets

With respect to the Business only, all:

1.	inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories;

2.	contracts, leases, licenses, instruments, commitments, undertakings, indentures, joint ventures, whether written or oral, including, without limitation, all such agreements relating to any intellectual property that is used or held for use in the conduct of the Business as currently conducted or proposed to be conducted to which Mobility is a party, beneficiary or otherwise bound;

3.	intellectual property that is owned by Mobility and used or held for use in the conduct of the Business as currently conducted or proposed to be conducted, together with all (i) proceeds now or hereafter due or payable to Mobility with respect to such intellectual property, and (ii) claims and causes of action with respect to such intellectual property, whether accruing before, on or after the date hereof;

4.	furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property;

5.	permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from governmental authorities, which are held by Mobility and required for the conduct of the Business as currently conducted or for the ownership and use of the Mobility Assets;

6.	prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of taxes);

7.	operating arrangements with Blink;

8.	originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any governmental authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research, and files relating to the Mobility Assets.

9.	all goodwill and the going concern value of the Business.

Schedule B

BlueLA Assets

With respect to the Business only (excluding the municipal Los Angeles car-sharing program of BlueLA, which has been discontinued), all:

1.	inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories;

2.	contracts, leases, licenses, instruments, commitments, undertakings, indentures, joint ventures, whether written or oral, including, without limitation, all such agreements relating to any intellectual property that is used or held for use in the conduct of the Business as currently conducted or proposed to be conducted to which BlueLA is a party, beneficiary or otherwise bound;

3.	intellectual property that is owned by BlueLA and used or held for use in the conduct of the Business as currently conducted or proposed to be conducted, together with all (i) proceeds now or hereafter due or payable to BlueLA with respect to such intellectual property, and (ii) claims and causes of action with respect to such intellectual property, whether accruing before, on or after the date hereof;

4.	furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property;

5.	permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from governmental authorities, which are held by BlueLA and required for the conduct of the Business as currently conducted or for the ownership and use of the BlueLA Assets;

6.	prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of taxes);

7.	operating arrangements with Blink;

8.	originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any governmental authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research, and files relating to the BlueLA Assets.

9.	all goodwill and the going concern value of the Business.